Exhibit 10.1

August 12, 2016

David Sipes

RingCentral

20 Davis Drive

Belmont, CA 94002

Dear David:

Thank you for the past nine years of service to RingCentral, Inc. (the “Company”).  I am pleased to inform that the Company has appointed you Chief Operating Officer of the Company, reporting to the Company’s Chief Executive Officer. In your new position, you will retain your current responsibilities for all RingCentral’s go-to-market efforts, as well as assume new responsibilities for all innovation and delivery. In accordance with the securities laws, you will also be an executive officer of the Company.  This appointment is effective as of August 11, 2016 (the “Effective Date”).

In recognition of this new role, the Company approved the following changes to your compensation effective as of the Effective Date:

1.	Base Salary. Your new annual base salary is $351,000, subject to standard withholding and deductions and paid in accordance with the Company’s standard payroll policies.
2.

Target Bonus.  Your new annual target MBO bonus is 90% of your base salary, or $315,900 ($78,975 per quarter).  The achievement of your MBO bonus is subject to the terms and conditions of the Company’s executive bonus plan.  Any earned bonus will be paid quarterly, subject to standard withholding and deductions and paid in accordance with the Company’s standard payroll policies.  For Q3 of the current fiscal year, any earned bonus will be prorated for your service in this new role.

3.

Equity.  On the Effective Date,  you also were granted an award of 32,000 restricted stock units to purchase the Company’s Class A common stock (the “RSUs”).  The RSUs will be subject to the terms and conditions as set forth on Exhibit A.

All other terms of your employment with the Company in effect immediately prior to the Effective Date will continue to apply, except as otherwise described herein. Your employment with the Company continues to be at-will, and nothing herein is intended to constitute a guarantee of future employment or service with the Company.

I, together with the Company’s board of directors and its executive management team, recognize and value your contribution to the Company and look forward to your future accomplishments in this role.

Congratulations and Thank you!

/s/ Vladimir Shmunis
Vladimir Shmunis Chief Executive Officer and Chairman

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com

Exhibit A

RSU Terms

Vesting.  Your RSUs are subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and the form of RSU agreement approved for making grants thereunder. The RSUs will vest over an approximately 4-year period as follows: provided you remain an employee of the Company, 1/16th of the RSUs will vest on November 20, 2016, and 1/16th of the RSUs will vest on each Quarterly RSU Vesting Date thereafter over the following fifteen calendar quarters. The Quarterly RSU Vesting Dates are February 20, May 20, August 20 and November 20 of each year.

Double-Trigger Vesting Acceleration.  If the Company consummates a “Change of Control (defined below) and (i) you are terminated by the Company within 60 days prior to the Change of Control and/or not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company without Cause (defined below) (excluding by reason of your death or disability) or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then 50% of your then unvested RSUs will immediately vest on your termination date, subject to any delay as may be required by Section 409A.

Definitions.

•

“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding in the case of (A) and (B), (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

•

“Cause” means your (i) commission of fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) materially breach or repeatedly failure to perform your employment duties to the Company, (iii) breach of your confidentiality agreement or any other similar agreement between you and the Company, or (iv) being found guilty of any criminal act or otherwise commits any act which, in the reasonable discretion of the Company, deems you unfit or unable to continue serving for the Company.

•

A resignation for “Good Reason” means that you resigns from all positions you hold with the Company and its affiliates (or the acquirer) and at least one of the following events occurs without your consent:  (i) a material diminution of at least five percent (5%) in your overall annual compensation (it being agreed that your failure to achieve or be paid any target bonus does not constitute a 5% reduction of your overall compensation), (ii) a material diminution in your authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution), or a material diminution in the authority, responsibilities, or duties of the supervisor to whom you report either immediately prior to or after the Change of Control, (iii) the Company or acquirer’s requirement that you relocate your primary work location to a location that would increase your one-way commute distance by more than thirty (30) miles (than your current commute distance to the Company’s then-current corporate offices).   For Good Reason to be established, you must provide written notice to the Company’s General

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com

Counsel within 90 days immediately following such event, the Company must fail to remedy such event within 30 days after receipt of such notice,you’re your resignation must be effective not later than 90 days after the expiration of such cure period.  For purposes of notice, if a “diminution” occurs incrementally over a period of time (not to exceed 12 months from the date of the Change in Control), the “event” shall not be deemed to occur at the end of such diminution period.

Section 409A.  It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following you termination of employment, or your death, if earlier (the “Six-Month Delay”).  All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

20 Davis Drive, Belmont, CA 94002 USA • Phone: 888-528-RING (7464) • Fax: 650-620-1153 • ringcentral.com